Exhibit 107 Calculation of Filing Fee Table Form F-3 (Form Type) Global Blue Group Holding AG (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Newly Registered Securities Fees to Be Paid Equity Ordinary Shares, nominal value CHF 0.01 per share(1)(2) Rule 457(c) 36,314,107 $4.01(3) $145,619,570 $110.20 per $1,000,000 $16,048 (1) Represents the aggregate of (i) 9,286,969 ordinary shares currently outstanding, (ii) 21,176,470 ordinary shares issuable upon the exercise of the conversion privilege attached to the Series B Preferred Shares that are currently outstanding and (iii) 5,850,668 ordinary shares issuable upon the exercise of the conversion privilege attached to the Series B Preferred Shares that are payable as dividends-in-kind on or prior to June 13, 2027, assuming all of the 21,176,470 Series B Preferred Shares referred to in clause (ii) remain outstanding on such date. (2) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional securities that may be offered or issued by Global Blue Group Holding AG in connection with any stock split, stock dividend or similar transaction. (3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices of the registrant's ordinary shares reported on October 12, 2022, which was $4.01 per share.